EXHIBIT 23(a)
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                        Consent of Independent Auditors

We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Phillips-Van Heusen Corporation 1997 Stock Option Plan and to the incorporation by reference therein of our reports dated March 11, 1997 and April 29, 1997, with respect to the consolidated financial statements of Phillips-Van Heusen Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended February 2, 1997 and the related financial statement schedule included therein, respectively, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

New York, New York
June 18, 1997